Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

For Immediate Release

Contact: Aimee Punessen, (615) 236-8329

aimee.punessen@franklinsynergy.com

Franklin Financial Network Reports Continued Growth in Second Quarter 2014

Loans up 44.5% over second quarter 2013

Franklin, Tenn., July 22, 2014 – Franklin Financial Network, Inc., (OTCPK:FRFN) the parent company of Franklin Synergy Bank, today reported unaudited consolidated net income of $2.0 million, or $0.41 basic earnings per common share, for the second quarter of 2014, a 66.7 percent increase when compared with net income of $1.2 million, or $0.32 basic earnings per common share, for the second quarter of 2013. For the six months ended June 30, 2014, consolidated net income was $3.6 million, or $0.72 basic earnings per common share, an increase of 71.4 percent over $2.1 million, or $0.57 basic earnings per common share, for the same period in 2013.

Diluted earnings per share for the second quarter were $0.40, compared to $0.31 for the same period in 2013. For the six months ended June 30, 2014 diluted earnings per share were $0.70, compared to $0.56 for the first six months of 2013.

Financial results for MidSouth Bank, acquired by Franklin Synergy Bank on July 1, 2014 are not included in second quarter results.

“The second quarter was another strong quarter of strategic execution for our bank. We remain on target for soundness, profitability and growth,” noted Richard Herrington, Franklin Financial Network president. “The growth in net income was even more impressive considering that second quarter earnings were impacted by non-recurring costs related to the bank’s recently completed acquisition of MidSouth Bank in Rutherford County. This is our twenty-second consecutive profitable quarter at Franklin Synergy Bank, and our results demonstrate that the core earnings of our bank continue to grow.”

Highlights of Franklin Financial Network’s Performance

Balance Sheet Growth and Soundness

•	Loans at June 30, 2014 totaled $501.7 million, an increase of $154.6 million from June 30, 2013, for a year-over-year growth rate of 44.5 percent. Loan growth improved in the second quarter to $38.6 million compared with $31.1 million growth in the first quarter of 2014. Residential construction loans accounted for the majority of the loan growth, although small business lending picked up significantly during the quarter.

•	Deposits grew to $747.3 million versus $535.5 million at June 30, 2013, an annualized growth rate of 39.6 percent. Since December 31, 2013, total deposits have grown $66.0 million, or 9.7 percent.

•	Assets at June 30, 2014 totaled $872.1 million, compared to $618.6 million at June 30, 2013, an annual growth rate of 41.0 percent. Results were driven by growth in the loan portfolio and the investment portfolio. Assets at March 31, 2014 totaled $866.4 million.

•	Over the past 12 months, the company’s non-performing assets have significantly improved and compose only 0.3 percent of total assets at June 30, 2014. Nonaccrual loans were $1.4 million at June 30, 2014, compared with nonaccrual loans of $2.7 million at June 30, 2013, a decrease of 48.1%, and foreclosed real estate was reduced from $1.9 million at June 30, 2013 to $1.2 million at June 30, 2014, a decrease of 36.8%.

Profitability

•	Net Interest income increased to $7.3 million for the quarter ended June 30, 2014, up from $4.9 million, or 49.0 percent, from the same period in 2013. Net interest income for the six months ended June 30, 2014 was $14.4 million, which is a 54.8 percent increase when compared with the same period in 2013. The company’s continued strong loan growth was the primary factor driving the increase in net interest income.

•	Noninterest income for the quarter ended June 30, 2014, was $2.4 million compared to $2.1 million for the quarter ended June 30, 2013, representing a 14.3 percent increase. Noninterest income was $3.9 million for the six months ended June 30, 2014, matching noninterest income of $3.9 million for the same period in 2013. The improvement in noninterest income during the second quarter of 2014 is attributed to growth in mortgage banking income.

•	Noninterest expense for the quarter ended June 30, 2014 was $6.1 million, a 25.3 percent increase over noninterest expense of $4.9 million from the second quarter of 2013. For the six months ended June 30, 2014 noninterest expense was $11.6 million, which is an increase of 2.2 million, or 23.4 percent, when compared with the same period in 2013. The increase in noninterest expense was attributed to the company’s facilities expansion during the second quarter, the addition of key personnel needed to support and sustain the company’s growth, and professional fees and other non-recurring costs associated with the acquisition of MidSouth Bank.

•	Provision for loan and lease losses for the quarter ended June 30, 2014 was $440 thousand versus $182 thousand for the quarter ended June 30, 2013, and $385 thousand for the first quarter of 2014. Significant loan growth during the second quarter, with $38.6 million in loans added, drove the increase in provision for loan and lease losses during 2014.

“Franklin Synergy’s total revenues reached an historic high in the second quarter, as we continued to build on our successful first quarter results,” Herrington said. “We continue to find growth opportunities in our markets as we expand our banking team, adding the best banking and investment professionals in the market.”

Founded in November 2007, Franklin Synergy Bank currently has six offices in Williamson County and five offices in Rutherford County. The bank provides deposit and loan products, treasury management and financial planning services for consumers and businesses. Franklin Synergy earned its first profit in 2009, after just five quarters of operation. The bank’s assets surpassed $750 million in November 2013. Deposits surpassed $750 million in February 2014. In July 2014, Franklin Synergy Bank acquired Rutherford County’s MidSouth Bank.

Recent FDIC deposit share of market data shows that Franklin Synergy Bank has grown to the third largest bank doing business in Williamson County. The bank is the top market share bank in Franklin.

Additional information about Franklin Synergy Bank is available at the bank’s website: www.franklinsynergybank.com.

This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products, market acceptance and the recent merger with MidSouth Bank. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which can not be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

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Franklin Financial Network, Inc.

FRANKLIN FINANCIAL NETWORK, INC.

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share and per share data)

(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Cash and due from financial institutions	$26,054	$18,217
Securities available for sale	263,971	268,515
Securities held to maturity (fair value 2014—$58,006 and 2013—$54,004)	58,636	56,575
Loans held for sale	16,075	10,694
Loans	485,589	421,304
Allowance for loan losses	(5,771)	(4,900)

Net loans	479,818	416,404

Restricted equity securities, at cost	3,777	3,032
Premises and equipment, net	5,817	4,138
Accrued interest receivable	2,499	2,396
Bank owned life insurance	8,352	8,232
Deferred tax asset	1,029	3,995
Foreclosed assets	1,150	181
Servicing rights, net	2,746	2,640
Mortgage banking derivative asset	530	464
Goodwill	157	157
Other assets	1,531	734

Total assets	$872,142	$796,374

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$69,969	$52,686
Interest bearing	677,355	628,614

Total deposits	747,324	681,300
Federal funds purchased and repurchase agreements	15,852	24,291
Federal Home Loan Bank advances	33,000	23,000
Accrued interest payable	374	222
Mortgage banking derivative liability	136	—
Other liabilities	1,257	2,398

Total liabilities	797,943	731,211
Shareholders’ equity
Senior non-cumulative preferred stock, no par value, $10,000 liquidation value: Series A, 1,000,000 shares authorized; 10,000 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	10,000	10,000
Common stock, no par value; 10,000,000 shares authorized; 4,915,907 and 4,862,875 issued at June 30, 2014 and December 31 2013, respectively	53,225	52,638
Retained earnings	10,572	7,058
Accumulated other comprehensive income (loss)	402	(4,533)

Total shareholders’ equity	74,199	65,163

Total liabilities and shareholders’ equity	$872,142	$796,374

FRANKLIN FINANCIAL NETWORK, INC.

CONSOLIDATED STATEMENTS OF INCOME

Three and Six Months Ended June, 30 2014 and 2013

(Dollar amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest income and dividends
Loans, including fees	$6,380	$4,747	$12,298	$9,248
Securities:
Taxable	2,234	1,007	4,537	1,847
Tax-Exempt	20	14	40	28
Dividends on restricted equity securities	51	30	91	61
Federal funds sold and other	14	9	32	28

	8,699	5,807	16,998	11,212
Interest expense
Deposits	1,214	894	2,362	1,859
Federal funds purchased and repurchase agreements	57	36	84	43
Federal Home Loan Bank advances	80	19	109	38

	1,351	949	2,555	1,940
Net interest income	7,348	4,858	14,443	9,272
Provision for loan losses	440	182	825	232

Net interest income after provision for loan losses	6,908	4,676	13,618	9,040
Noninterest income
Service charges on deposit accounts	12	14	24	27
Other service charges and fees	313	301	549	592
Net gains on sale of loans	1,567	1,493	2,351	2,897
Loan servicing fees, net	88	(127)	100	(297)
Gain on sale of securities	63	28	71	78
Net gain (loss) on sale of foreclosed assets	(2)	(31)	31	(221)
Other	389	418	725	789

Total noninterest income	2,430	2,096	3,851	3,865
Noninterest expense
Salaries and employee benefits	3,805	3,282	7,350	6,487
Occupancy and equipment	1,009	668	1,795	1,324
FDIC assessment expense	120	93	239	153
Marketing	135	71	246	123
Professional fees	279	156	633	243
Other	730	582	1,307	1,107

Total noninterest expense	6,078	4,852	11,570	9,437
Income before income tax expense	3,260	1,920	5,899	3,468
Income tax expense	1,225	737	2,335	1,320

Net income	$2,035	$1,183	$3,564	$2,148
Dividends paid on Series A preferred stock	(25)	(25)	(50)	(58)

Net income available to common shareholders	$2,010	$1,158	$3,514	$2,090

Earnings per share:
Basic	$0.41	$0.32	$0.72	$0.57
Diluted	0.40	0.31	0.70	0.56

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